EXHIBIT 21.1
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                           SUBSIDIARIES OF REGISTRANT
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I.  Holmes Products Corp., the registrant

         a. Holmes Manufacturing Corp., a Massachusetts corporation

         b. Holmes Air (Taiwan) Corp., a Massachusetts corporation

         c. Holmes Air (Canada) Corp., an Ontario corporation

         d. Holmes Products (Far East) Limited, a Bahamas corporation

            i)  Esteem Industries Limited, a Hong Kong corporation

                     1) Dongguan Huixin Electrical Products Co. Ltd., a People's Republic of China corporation

            ii) Raider Motor Corporation, a Bahamas corporation

                     1) Dongguan Raider Motor Corporation Ltd., a People's Republic of China corporation